EXHIBIT 4.2


                            CERTIFICATE OF AMENDMENT
                                     OF THE
                          CERTIFICATE OF INCORPORATION
                              OF ENZO BIOCHEM, INC.


                        UNDER SECTION 805 OF THE BUSINESS
                                 CORPORATION LAW

         WE, the undersigned, ELAZAR RABBANI and BARRY W. WEINER, being respectively the President and Secretary of ENZO BIOCHEM, INC., do hereby certify:

         1.       The name of the Corporation is ENZO BIOCHEM, INC.

         2. The Certificate of Incorporation was filed by the Department of State on August 13, 1976.

         3. The Certificate of Incorporation is hereby amended to affect the following changes authorized by the Business Corporation Law:

                  (A)      To increase the capitalization of the Corporation.

                  (B) To change the address to which the Secretary of State shall mail a copy of process against the Corporation served upon him.

                  (C) To provide for the indemnification of officers and directors.

                  (D) To provide for transactions by the Corporation with its directors.

                  (E) To provide for the adoption, amendment or repeal of the By-laws of the Corporation.

                  (F)      To   provide   that  no   holder  of  shares  of  the
                           Corporation shall have preemptive rights.

         4.       To accomplish the  foregoing:

                  (A)      Article 4 is hereby amended to read as follows:

                           "4. The aggregate number of shares which the Corporation shall have authority to issue is five million (5,000,000) shares, one ($.01) cent par value, per share, all of which shall be designated Common Stock."

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                  (B)      Article 5 is hereby amended to read as follows:

                           "5. The Secretary of State of New York is designated as the agent of the Corporation upon whom process against it may be served. The Secretary of State shall mail a copy of any process against the Corporation which may be served upon him to the Corporation c/o Elazar Rabbani, 300 Park Avenue South, New York, New York 10010."

                  (C)      Article 8 is hereby added to read as follows:

                           "8. The Corporation shall, to the fullest extent permitted by the Business Corporation Law of the State of New York, indemnify any and all persons whom it shall have power to indemnify from and against any and all of the expenses, liabilities or other matter as provided under Article Seven of the Business Corporation Law of the State of New York."

                  (D)      Article 9 is hereby added to read as follows:

                           "9. (a) No contract or other transaction between the Corporation and one or more of its directors, or between the Corporation and any other corporation, firm, association or other entity, in which one or more of its directors are directors or officers, or are financially interested, shall be either void or voidable for this reason alone or by reason alone that such director or directors are present at the meeting of the Board or of a committee thereof, which authorizes such contract or transaction, or that his or their votes counted for such purposes:

                                    (1)   If   the   effect   of   such   common
                                    directorship,   officership,   or  financial
                                    interest is  disclosed or known to the Board
                                    or  committee,  and the  Board or  committee
                                    authorizes such contract or transaction by a
                                    vote  sufficient  for such  purpose  without
                                    counting   the   vote  or   votes   of  such
                                    interested   director   or   directors,   or
                                    against,

                                    (2) If such common directorship, officership
                                    or financial  interest is disclosed or known
                                    to  the   shareholders   entitled   to  vote
                                    thereon, and such contract or transaction is approved by vote of the shareholders. For this purpose, the shares of such interested director or directors shall not be shares entitled to vote; or

                                    (3) If the contract or transaction is fair and reasonable as to the Corporation at the time it is authorized by the Board, a committee or the shareholders.

                           (b) Common or interested directors may be counted in determining the presence of a quorum at a meeting of the Board or of a committee which approves such contract or transaction."

                  (E)      Article 10 is hereby added to read as follows:

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                           "10. The Board of Directors is  authorized  to alter,
                           repeal or adopt by the By-laws of the Corporation, but any By-law adopted by the Board may be amended or
                           repealed  by  the   shareholders   entitled  to  vote
                           thereon."

                  (F)      Article 11 is hereby added to read as follows:

                           "11. No holder of any shares of stock of this Corporation shall be entitled as of right to purchase or subscribe for any part of any shares of stock of the Corporation authorized herein or of any additional shares of stock of any class to be issued by reason of any increase of the authorized capital stock of the Corporation, or of any warrants, options or other instruments that shall confer upon the holders thereof the right to subscribe for or purchase or receive from the Corporation any shares of stock of any class which the Corporation may issue or sell, whether or not the same shall be exchangeable for any shares of stock of the Corporation of any class, or to purchase or subscribe for any part of any bonds, certificates of indebtedness, debentures or other securities convertible or exchangeable into shares of stock of any class of the Corporation, or to which shall be attached or appurtenant any options, warrants or other instruments that shall confer upon the holders of such obligations, options, warrants or other instruments the right to subscribe for or purchase or receive from the Corporation any shares of its capital stock of any class or classes now or hereafter authorized, but any shares of stock authorized herein or any such additional authorized issue of any shares of stock or any other securities may be issued and disposed of by the Board of Directors to such persons, firms, corporations or associations, and upon such terms and conditions as the Board of Directors may in their discretion determine, without offering any thereof on the same term or on any terms to the shareholders then of record or to any class of shareholders."

         5. The 60 shares of Common Stock, par value $.10 presently issued and outstanding shall be changed into 460,000 shares of the Common Stock, $.01 par value, at the rate of 7,666 2/3 shares of new Common Stock for each share of old Common Stock.

         6. The foregoing amendments were authorized by the vote of the holders of a majority of all outstanding shares entitled to vote thereof at a meeting of shareholders held on the 13th day of March 1980.

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         IN WITNESS  THEREOF,  we have signed this  Certificate on the 13 day of
March 1980 and we affirm the statements contained herein as true under penalty of perjury.


                                               /s/
                                               ---------------------------------
                                               Elazar Rabbani, President



                                               /s/
                                               ---------------------------------
                                               Barry W. Weiner, Secretary

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